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EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 21st day of September, 2023 by and between Kathryn M. JohnBull (the “Executive”) and DLH HOLDINGS CORP., a New Jersey corporation (the “Company”) and is effective as of the 1st day of October, 2023 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries are engaged in the business of providing professional and technical services; and

WHEREAS, the Executive is currently employed by the Company as the Chief Financial Officer of the Company, and the Company desires to continue the employment of the Executive and secure for the Company the experience, ability and services of the Executive; and

WHEREAS, the Executive desires to continue her employment with the Company, pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements, and term sheets and letters between the Company, its subsidiaries and/or predecessors and Executive;

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

A.DEFINITIONS

a. Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as defined below) but not paid as of the Termination Date, including (a) Base Salary, (b) reimbursement for business expenses incurred by the Executive on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (c) vacation pay, and (d) unpaid bonuses and incentive compensation earned and awarded prior to the Termination Date.

a. Cause. “Cause” shall mean: (a) willful disobedience by the Executive of a material and lawful instruction of the Chief Executive Officer or the Board of Directors of the Company; (b) the Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to any crime involving fraud, embezzlement, bribery, kickback, theft or dishonesty, or any felony; (c) conduct amounting to fraud, dishonesty, gross negligence, or willful misconduct, or (d) failure to substantially perform her duties hereunder, other than during any period of illness or Disability. Notwithstanding the foregoing, however, the Company shall not have the right to terminate the employment of Executive pursuant to the foregoing clauses (a), (c), and (d) above unless written notice specifying such breach shall have been given to the Executive and, in the case of breach which is capable of being cured, the Executive shall have failed to cure such breach within thirty (30) days after her receipt of such notice.

a. Change in Control. A “Change in Control” shall mean any of the following events:

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(a) (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities (49% if such Person is Wynnefield Capital Inc. and its affiliates); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(b) The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

(c) Approval by stockholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-

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thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger (49% if such Person is Wynnefield Capital Inc. and its affiliates), consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

(ii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions;

(iii) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(d) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

a. Continuation Benefits. “Continuation Benefits” shall be the continuation of the Benefits, as defined in Section 5.1, for the period commencing on the Termination Date and terminating 18 months thereafter (the “Continuation Period”) at the Company’s expense on behalf of the Executive and her dependents, by payment of Executive’s COBRA premiums or otherwise; provided, however, that (a) any COBRA continuation benefit shall expire at an earlier date as provided by COBRA or in order to ensure that such benefit is not deemed to be a “discriminatory insured plan” as contemplated by the Public Health Service Act (as added by the Patient Protection and Affordable Care Act); and (b) the level and availability of benefits provided during the Continuation Period shall at all times be subject to the post-employment conversion or portability provisions of the benefit plans. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Executive, her dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

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a. Disability. “Disability” shall mean either (A) the Executive’s mental or physical condition which renders the Executive eligible to receive disability benefits and is approved for payment by the Company’s long-term disability plan then in effect or (B) a physical or mental infirmity which impairs the Executive’s ability to substantially perform her duties with the Company for a period of ninety (90) consecutive days and the Executive has not returned to her full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

a. Good Reason. “Good Reason” shall mean without the written consent of the Executive: (a) a material breach of any provision of this Agreement by the Company; (b) failure by the Company to pay when due any compensation to the Executive; (c) a reduction in the Executive’s total cash compensation payable hereunder as compared to the total cash compensation paid to the Executive hereunder for the prior year period; excluding, however, for the purposes of this provision, any compensation payable to the Executive that is subject to, or based on, the Executive’s achievement of performance targets; (d) failure by the Company to maintain the Executive in the positions referred to in Section 2.1 of this Agreement; (e) assignment to the Executive of any duties materially and adversely inconsistent with the Executive’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title; or (f) within 180 days of the date on which a Change of Control event is legally consummated, either of the following events occurs without the written consent of the Executive: (A) the Executive ceases to serve as an “executive officer” of the Company (as such term is defined by the Securities Exchange Act of 1934), (B) any successor to the Company does not expressly assume all obligations of the Company under this Agreement. Notwithstanding the foregoing, however, the Executive agrees not to terminate her employment for Good Reason pursuant to this Section 1.6 unless (i) the Executive has given the Company at least 30 days’ prior written notice of her intent to terminate her employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (ii) the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Executive within a 30‑day period after receipt of such notice.

a. Notice of Termination. A “Notice of Termination” shall mean a written notice from the Company, or the Executive, of termination of the Executive’s employment which indicates the provision in this Agreement relied upon, if any and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. A Notice of Termination served by the Company shall specify the effective date of termination.

a. Pro Rata Bonus. “Pro Rata Bonus” shall mean an amount equal to the maximum bonus Executive had an opportunity to earn pursuant to Section 4.3

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multiplied by a fraction, the numerator of which shall be the number of days from the commencement of the fiscal year to the Termination Date, and the denominator of which shall be the number of days in the fiscal year in which Executive was terminated.

a. Severance Payment. “Severance Payment” shall mean an amount equal to the sum of 12 months of Executive’s Base Salary in effect on the Termination Date. The Severance Payment shall be payable in equal installments on each of the Company’s regular pay dates for executives during the twelve months commencing on the first regular executive pay date following the Termination Date. The Severance Payment is conditioned on the Executive executing a termination agreement and release in a form reasonably acceptable to the Executive and the Company.

1.10 Termination Date. “Termination Date” shall mean (a) in the case of the Executive’s death, her date of death; (b) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Executive; (c) in the case of termination of employment on or after the Expiration Date, the last day of employment; and (d) in all other cases, the date specified in the Notice of Termination; provided, however, if the Executive’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, and provided further that in the case of Disability, the Executive shall not have returned to the full-time performance of her duties during such period of at least 30 days.

A.EMPLOYMENT

a.Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to continue the employment of the Executive, and the Executive hereby agrees to continue such employment, as Chief Financial Officer and Treasurer of the Company, reporting directly to the Chief Executive Officer of the Company, the Board of Directors of the Company, and the Audit Committee of the Company. The Executive’s position includes acting as an officer and/or director of any of the Company’s subsidiaries as determined by the Board of Directors.

A.DUTIES

a.The Executive shall, during the term of her employment with the Company, and subject to the direction and control of the Company’s Chief Executive Officer, Board of Directors and the Audit Committee of the Board of Directors, exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with her executive position or as may be reasonably assigned or delegated to her from time to time by the Company’s Chief Executive Officer, Board of Directors and the Audit Committee during the term of this agreement and consistent with her position as Chief Financial Officer and Treasurer of the Company.

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a.The Executive shall perform, in conjunction with the Company’s executive management, to the best of her ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

1.Those duties attendant to the position of Chief Financial Officer and Treasurer;

1.Establish and implement current and long-range objectives, plans, and policies, subject to the approval of the Chief Executive Officer and Board of Directors;

1.Financial planning including the development of and liaison with, financing sources and investment bankers;

1.Managerial oversight of the Company’s accounting department;

1.Compliance with local, state and federal regulations and laws governing business operations;

1.Primary responsibility for the preparation and filing of all financial activity reports with federal and state regulatory authorities;

1.Acquiring appropriate insurance coverage to safeguard Company assets (excluding workers’ compensation coverage and medical benefits);

1.Evaluation and integration of acquisitions, joint ventures, and other opportunities; and

1.Promotion of the relationships of the Company and its subsidiaries with their respective employees, customers, suppliers and others in the business community.

i.The Executive agrees to devote full business time and her best efforts in the performance of her duties for the Company and any subsidiary corporation of the Company.

i.Executive shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company and shall include reasonable lodging and food costs incurred by Executive while traveling.

a.COMPENSATION

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a.During the term of this Agreement, Executive shall be compensated initially at the rate of $500,000 per annum, effective on execution of this Agreement, subject to such increases, if any, as determined by the Board, or if the Board so designates, the Management Resources and Compensation Committee (the “Committee”), at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”).

a.The Base Salary shall be paid to the Executive in accordance with the Company’s regular executive payroll periods.

a.Executive may receive a bonus (the “Bonus”) in accordance with the following parameters:

i.Executive will have an opportunity to earn a cash Bonus with a target payout of 70% of Executive’s Base Salary for each fiscal year of employment. The Bonus will be based on performance targets and other key objectives (the “Target”) established by the Committee at the commencement of each fiscal year. The payout of the Bonus will be determined by the Committee and based on the achievement of the Targets.

i.Targeted bonus will be reduced or increased by 2% of Executive’s Base Salary (corresponding to the fiscal year for the Bonus opportunity) for every 1% of variance between the actual results and the targets.

i.No Bonus will be awarded if results are less than 90% of Target and no Bonus payment shall be in excess of 100% of Executive’s Base Salary (corresponding to the fiscal year for the Bonus opportunity).

a.The Company shall deduct from Executive’s compensation all federal, state, and local taxes which it may now or hereafter be required to deduct.

a.Executive may receive such other additional compensation as may be determined from time to time by the Board of Directors or Committee including bonuses and other long term compensation plans. Nothing herein shall be deemed or construed to require the Board of Directors or Committee to award any bonus or additional compensation.

a.Notwithstanding any other provisions in this Agreement to the contrary, the Executive agrees and acknowledges that any incentive-based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to recoupment or clawback under any applicable law, government regulation, or stock exchange listing requirement, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and such regulations as have been or may be promulgated thereunder by the Securities and Exchange Commission and the principal exchange on which the Company’s securities are

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listed for trading, including Rule 5608 of the Nasdaq Listing Rules. Executive’s compensation will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to applicable law, government regulation, stock exchange listing requirement or any policy of the Company adopted pursuant to any such law, government regulation, or stock exchange listing requirement, including pursuant to Rule 10D-1 as promulgated by the Securities and Exchange Commission and Rule 5608 of the Nasdaq Listing Rules. This section shall survive the termination of this Agreement for such minimum period of time as is required by applicable law or regulation.

ARTICLE V
BENEFITS

5.1 During the term hereof, the Company shall provide Executive with the following benefits (the “Benefits”): (a) group health care and insurance benefits as generally made available to the Company’s senior management; and (b) such other insurance benefits obtained by the Company and made generally available to the Company’s senior management. The Company shall reimburse Executive, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by Executive on behalf of the Company upon presentation of suitable documentation.

5.2 In the event the Company wishes to obtain “Key Person” life insurance on the life of Executive, Executive agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.3 For the term of this Agreement, Executive shall be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy for senior executives as in effect on the Effective Date or as amended during the term of this Agreement with the prior consent of the Committee.

ARTICLE VI
NON-DISCLOSURE

6.1 The Executive shall not, at any time during or after the termination of her employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, accounting, personnel and/or staffing business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary or permanent employees, governmental customer or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Executive’s employment with the Company (collectively referred to as the “Proprietary Information”). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Executive or known by her as a consequence of her employment by

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the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The Executive acknowledges that Proprietary Information, trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Trade secrets and confidential information shall cease to be trade secrets or confidential information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Executive in violation of this Agreement.

6.2 If Executive is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Executive shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order. Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement limits Executive’s ability from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any agency Inspector General (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

6.3 Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Executive by the Company, and free of any additional obligations of the Company to make additional payment to Executive, Executive hereby agrees to irrevocably assign to the Company any and all of Executive’s rights (including patent rights, copyrights, trade secret rights and other rights, throughout the world), title and interest in and to all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Executive during the term of her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of her duties of employment. Executive agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Executive hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as Executive’s attorney-in-fact with full powers to execute such document itself in the event Executive fails or is unable to provide the Company with such signed documents. Executive shall also assign to, or as directed by, the Company, all of her right, title and interest in and to any and all inventions and other intellectual property, the full title to which is required to be in the United States government of any of its agencies. The Company shall have all right, title and interest in all research and work product produced by Executive as an employee of the Company, including, but not limited to, all research materials. Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s

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own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

ARTICLE VII
RESTRICTIVE COVENANT

7.1 During the term of Employment with the Company, and for a period of one (1) year following termination of employment for any reason, Executive agrees that she will not, directly or indirectly, enter into or become associated with or engage in any “Competitive Business” (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which for the purpose of this Agreement, means a company, business or organization engaged in the same or similar business as the Company in direct competition with the Company during the term of this Agreement or as of the Termination Date, or which the Company was in the process of developing as of the Termination Date, which, for purposes of clarification, includes without limitation, the provision of any program, product, or service that is competitive with programs, products, or services offered by the Company during the term of this Agreement and/or that was the subject of any capture effort, bid, offer or proposal activity by the Company in which the Grantee was personally and substantially involved. Notwithstanding the foregoing, the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII.

7.2 In furtherance of, and in addition to, Section 7.1, during the period of non-competition specified in Section 7.1 (the “Restricted Period”), Executive shall not during the Restricted Period, directly or indirectly, whether as a principal, agent, employee, independent contractor, employer, partner or shareholder, in connection with or related to any Competitive Business, solicit (a) any actual customers, partners or contracts addressed by the Company during the tenure of Executive’s employment or (b) any customers, partners or contracts that were within the Company’s business development pipeline within the twelve month period ending on the effective date of the termination of employment. In addition, Executive will not during the Restricted Period, either directly or indirectly, whether as a principal, agent, employee, independent contractor, employer, partner or shareholder, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, any person who is employed by the Company or retained as a consultant by the Company (or who was employed or retained by the Company within 12 months of the Termination Date or who was being actively recruited by the Company) to: (A) terminate her employment or engagement with the Company; (B) accept employment or engagement with anyone other than the Company, or (C) in any manner interfere with the business of the Company.

7.3 Executive hereby acknowledges that the covenants and agreements contained in Article VI and Article VII of this Agreement (the “Restrictive Covenants”) are reasonable and valid in all respects and that the Company is entering into this Agreement, inter alia, on such acknowledgement. If Executive breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity: (a) the right and remedy to have the Restrictive Covenants specifically enforced by any court having competent jurisdiction, it being

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acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company; (b) the right and remedy to require Executive to account for and pay over to the Company such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants; (c) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (d) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

ARTICLE VIII
TERM

a.This Agreement shall be for a term (the “Initial Term”) commencing on the Effective Date as set forth above and terminating on September 30, 2026 (the “Expiration Date”), unless sooner terminated upon the death of the Executive, or as otherwise provided herein.

a.Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to notify Executive in writing of the Company’s intention to continue Executive’s employment after the Expiration Date no less than ninety (90) days prior to the Expiration Date. In the event the Company either (a) fails to notify the Executive in accordance with this Section 8.2, (b) notifies Executive that it does not intend to continue the Executive’s employment after the Expiration Date, or (c) after notifying the Executive pursuant to Section 8.2, fails to reach an agreement on a new employment agreement prior to the Expiration Date, then upon termination of the Executive’s employment on or after the Expiration Date for any reason except Cause, the Company shall pay Executive the Severance Payment, Accrued Compensation and the Continuation Benefits.

ARTICLE IX
TERMINATION

9.1 The Company may terminate this Agreement by giving a Notice of Termination to the Executive in accordance with this Agreement:

i.for Cause;
(b) without Cause; or
(c) for Disability.

a.Executive may terminate this Agreement by giving a Notice of Termination to the Company in accordance with this Agreement, at any time, with or without Good Reason.

a.If the Executive’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Executive the following compensation

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and benefits in lieu of any other compensation or benefits arising under this Agreement or otherwise:

1.if the Executive was terminated by the Company for Cause, or the Executive terminates without Good Reason: the Accrued Compensation;

1.if the Executive was terminated by the Company for Disability: (i) the Continuation Benefits; (ii) the Accrued Compensation; (iii) the Severance Payment; and (iv) the Pro-Rata Bonus;

1.if termination was due to the Executive’s death: (i) the Accrued Compensation; (ii) the Continuation Benefits; and (iii) the Pro Rata Bonus; or

1.if the Executive was terminated by the Company without Cause, or the Executive terminates this Agreement for Good Reason: (i) the Accrued Compensation; (ii) the Continuation Benefits; and (iii) an amount equal to one and seventy-five hundredths (1.75) times the Severance Payment.

a.The amounts payable under this Section 9, shall be paid as follows:

a.Accrued Compensation shall be paid within five (5) business days after the Executive’s Termination Date (or earlier, if required by applicable law).

(b) If the Continuation Benefits are paid in cash, the payments shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).

(c) The Severance Payment shall be payable in equal installments on each of the Company’s regular pay dates for executives (or earlier, if required by applicable law) during the twelve-month period for which Executive is entitled to the Severance Payment, commencing on the first regular executive pay date following the Termination Date.

Notwithstanding the foregoing, however, if Executive’s termination, giving rise to a right to Severance Payment and Continuation Benefits, occurs after March 15th of a given year, the payments of the Severance Payment and any payments for Continuation Benefits shall be accelerated to complete payment before March 15th of the year following termination if necessary to comply with the short term deferral exception under Section 409A of the Code to conform with the intent of Section 12.1 of this Agreement. The parties agree that if any such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.

9.5 Notwithstanding the foregoing, the payment of any and all compensation due hereunder, except Accrued Compensation and Executive’s right to exercise any vested employee Stock Options after the Termination Date, is expressly conditioned on (i) in the event Employee is a member of the Board of Directors on the Termination Date, Executive’s resignation from the

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Board of Directors of the Company and with any Subsidiary of the Company, within five (5) business days of notice by the Company requesting such resignation, (ii) Executive’s execution (and not revoking) a general release and waiver of claims against the Company in a form reasonably acceptable to the Executive and the Company, and (iii) full and continued compliance by Executive with the covenants and obligations described in Article VI and Article VII of this Agreement.

a.The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 1.4.

ARTICLE X
EQUITY AND LONG-TERM INCENTIVE AWARDS

10.1 During the term of this Agreement, Executive shall be eligible to receive equity or performance awards, subject to the approval of the Committee, payable in shares, cash, or other property pursuant to any long-term incentive compensation plan adopted by the Committee or the Board. Equity awards shall be granted under the Company’s 2016 Omnibus Equity Incentive Plan, as amended, or such other equity compensation plan as may be adopted by the Company. The actual grant date value of any such awards shall be determined in the discretion of the Committee or Board and any such awards shall include such vesting conditions and other terms and conditions as determined by the Committee or the Board. Notwithstanding the foregoing, however, the target values of such award opportunities will not be less than one hundred percent (100%) of the then-current annual Base Salary during the term of this Agreement. It is the intention of the Committee that such grants will consist 50% of performance-based restricted stock units and 50% of time-based restricted stock units and have initial vesting periods of not less than three years.

10.2 In the event that either (i) Executive’s employment is terminated due to her Disability or death or (ii) within one hundred and eighty (180) days of a Change in Control, either the Executive’s employment is terminated by the Company without Cause or the Executive terminates this Agreement and resigns employment for Good Reason, then

1.following the Executive’s date of termination and subject to the conditions of Section 9.5, each unexpired option presently outstanding and held by Executive, and unless expressly determined otherwise by the Management Resources and Compensation Committee, each unexpired option to purchase shares of Common Stock of the Company granted to Executive after the date hereof, shall immediately vest and be exercisable in full and the exercise period in which Executive may exercise all such options shall be extended to the duration of their original term, and the terms of all such options shall be deemed amended to take into account the foregoing provisions; and

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1.unless expressly determined otherwise by the Management Resources and Compensation Committee, subject to the conditions of Section 9.5, each other unexpired equity compensation award, including restricted stock or stock unit awards held by the Executive shall be deemed to be fully vested and free from repurchase and forfeiture provisions, and, to the extent applicable, will no longer be subject to a right of repurchase by or forfeiture to the Company; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A of the Code.

a.In the event Executive’s employment was terminated by the Company without Cause or the Executive terminates this Agreement and resigns employment for Good Reason, and such termination is not within the one-hundred eighty (180) day period of a Change in Control, then:

a.following the Executive’s date of termination and subject to the conditions of Section 9.5, each unexpired option presently outstanding and held by Executive that is subject only to time-based vesting conditions, and each unexpired option to purchase shares of Common Stock of the Company granted to Executive after the date hereof that is subject only to time-based vesting conditions, shall immediately vest and be exercisable in full and the exercise period in which Executive may exercise all such options shall be extended to the duration of their original term, and the terms of all such options shall be deemed amended to take into account the foregoing provisions; and

a.subject to the conditions of Section 9.5, each other unexpired equity compensation award, including restricted stock or stock unit awards held by the Executive, that is subject only to time-based vesting conditions, shall be deemed to be fully vested and free from repurchase and forfeiture provisions, and, to the extent applicable, will no longer be subject to a right of repurchase by or forfeiture to the Company; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A of the Code.

ARTICLE XI
EXTRAORDINARY TRANSACTIONS

11.1 The Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

11.2 In the event that within one hundred and eighty (180) days of a Change of Control, Executive is terminated without Cause, or Executive terminates her employment for

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Good Reason, then, subject to the conditions of Section 9.5, the Company shall pay and/or provide to the Executive, in addition to the provisions of Section 10.2, above, the following compensation and benefits, in lieu of any other payments due hereunder: (i) the Accrued Compensation; (ii) the Continuation Benefits; and (iii) a lump sum payment within ten (10) days of the Termination Date equal to 175% of the Executive’s Base Salary in effect on the effective date of the Change of Control.

11.3 Notwithstanding the foregoing, if the payment under this Article XI, either alone or together with other payments which the Executive has the right to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under this Agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of the Executive. The Company shall give notice to the Executive as soon as practicable after its determination that Change of Control payments and benefits are subject to the excise tax, but no later than ten (10) days in advance of the due date of such Change of Control payments and benefits, specifying the proposed date of payment and the Change of Control benefits and payments subject to the excise tax. Executive shall exercise her option under this Section 11.3 by written notice to the Company within five (5) days in advance of the due date of the Change of Control payments and benefits specifying the priority of reduction of the excess parachute payments.

ARTICLE XII
SECTION 409A COMPLIANCE

12.1 To the extent applicable, it is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to the maximum extent permitted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Executive shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the Agreement. Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with Section 409A of the Code.

12.2 Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Code and the regulations adopted thereunder) at the time of Executive’s separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A of the Code and the regulations adopted thereunder (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s separation from service that constitute Nonqualified Deferred Compensation and benefits that

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would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s separation from service and (ii) Executive’s death. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Executive’s employment shall be interpreted to mean Executive’s “separation from service” with the Company (as determined in accordance with Section 409A of the Code and the regulations adopted thereunder). Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

12.3 Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Executive is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement shall be made as soon as practicable after Executive’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and (iv) the Executive’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

ARTICLE XIII
ARBITRATION AND INDEMNIFICATION

13.1 Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof, with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof, shall be shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to final and binding arbitration before a single arbitrator in the State of Georgia in accordance with the Rules of the American Arbitration Association (the “Association”). The arbitrator shall be selected by the mutual agreement of the Company and the Executive; provided, if the Company and Executive do not agree on the appointment of an arbitrator within fifteen calendar days from the date either party seeks to commence arbitration, the parties agree to the appointment of an Arbitrator by the Association in accordance with its Commercial Rules. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

13.2 The Company hereby agrees to indemnify, defend, and hold harmless the Executive for any and all claims arising from or related to her employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law, except for claims based on Executive’s fraud, deceit or willfulness. The Company shall maintain such insurance as is necessary and reasonable to protect the Executive from any and all claims arising from or in connection with her employment by the Company during the term of Executive’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section 13.2 are in addition to and not in lieu of any

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indemnification, defense or other benefit to which Executive may be entitled by statute, regulation, common law or otherwise.

ARTICLE XIV
SEVERABILITY

14.1 If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XV
NOTICE

15.1 For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt. The current addresses of the parties are as follows:

If to the Company: DLH Holdings Corp. 3565 Piedmont Road, N.E. Building 3, Suite 700 Atlanta, GA 3030 Attention: Chairman of the Board	With a copy to: Victor J. DiGioia, Esq. Becker & Poliakoff, LLP 45 Broadway, 17th Floor New York, NY 10006

If to the Executive: Kathryn M. JohnBull 13110 Wheeler Way Herndon, VA 20171	With a copy to: Robert E. Rigrish, Esq. Bodker Ramsey Andrews Winograd & Wildstein, P.C. 3490 Piedmont Ave. N.E., Suite 1400 Atlanta, GA 30305

ARTICLE XVI
BENEFIT

a. This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Executive. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

ARTICLE XVII
AMENDMENTS AND WAIVERS

a. No supplement, modification, amendment, or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the parties to this Agreement. No waiver of any of the provisions of this Agreement

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shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions and the waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVIII
GOVERNING LAW

18.1 This Agreement has been negotiated and executed in the State of Georgia which shall govern its construction and validity.

ARTICLE XIX
JURISDICTION

a. Any or all actions or proceedings which may be brought by the Company or Executive under this Agreement shall be brought in courts having a situs within the State of Georgia, and Executive and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of Georgia.

ARTICLE XX
ENTIRE AGREEMENT

a. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written, prior to the date of execution of this Agreement, except for the terms of employee stock option plans, restricted stock grants and option certificates (unless otherwise expressly stated herein).

ARTICLE XXI
INTERPRETATION AND INDEPENDENT REPRESENTATION

21.1 The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. The Executive has been advised and had the opportunity to consult with an attorney or other advisor prior to executing this agreement. The Executive understands, confirms, and agrees that counsel to the Company (Becker & Poliakoff LLP) has not acted and is not acting as counsel to the Executive and that Executive has not relied upon any legal advice except as provided by its own counsel.

ARTICLE XXII
EXECUTION

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22.1 This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

DLH HOLDINGS CORP.

By: /s/ Stephen J. Zelkowicz
Stephen J. Zelkowicz,
Chairperson of the Management Resources and Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Kathryn M. JohnBull
Kathryn M. JohnBull,
Executive